Exhibit 99.1

     ViewCast Corporation Announces Fourth Quarter and Fiscal 2005 Financial Results; Product Demand Accelerates -- Year-Over-Year Net
        Sales Up 30 Percent for Q4 and 22 Percent for the Year

   PLANO, Texas--(BUSINESS WIRE)--March 31, 2006--ViewCast
Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communication products, today reported financial results for the fourth quarter and fiscal year ended Dec. 31, 2005.
   In November 2005, ViewCast completed the sale of the assets and operations of Delta Computec Inc. ("DCI"). Therefore the accompanying financial information accounts for the DCI financial results as a discontinued operation. The continuing operations consist of ViewCast's audio and video communication products business and general corporate activities.

   Fourth Quarter Financial Results

   Total revenues from continuing operations for the fourth quarter of 2005 were $3.3 million, an increase of 30 percent over the $2.5 million reported in the fourth quarter of 2004.
   "Sales from Osprey(R) Video capture cards and Niagara(R) Streaming/Encoding Systems continue to be in line with our projections," said George Platt, chief executive officer of ViewCast Corporation. "During the fourth quarter 2005, sales were up substantially compared to the same quarter in 2004. Sales from our Niagara line climbed 118 percent, and Osprey sales rose 11 percent during the period. We have worked hard to increase our market share, and it is exciting to see sales begin to accelerate at such a rapid pace."
   Total operating expenses from continuing operations for the fourth quarter of 2005 were $2.0 million, a 24 percent increase from the $1.6 million reported in the fourth quarter of 2004. The net operating loss from continuing operations for the fourth quarter of 2005 was $170,480 compared to a loss of $29,698 in the fourth quarter of 2004.
   The net loss from continuing and discontinued operations for the fourth quarter of 2005 was $945,960 compared to a loss of $68,286 in the fourth quarter of 2004. The net loss per share for the fourth quarter of 2005 was ($0.04) per share, compared to ($0.01) per share, in the fourth quarter of 2004.
   Fourth quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) loss was $68,583, compared with the EBITDA of $280,838 reported in the fourth quarter of 2004. The company considers EBITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

   Fiscal Year 2005 Results

   Total revenues from continuing operations for the fiscal year ended December 31, 2005 were $11.6 million, up 22 percent from revenues of $9.4 million reported for the same period in 2004. The increase in revenue was due to the continued demand for video capture cards and a sharp rise in systems sales during the year.
   Total operating expenses from continuing operations for fiscal year 2005 were $7.9 million, up 21 percent from $6.6 million at year-end 2004. Operating loss from continuing operations for the fiscal year 2005 was $1.3 million compared to the $807,450 loss in fiscal 2004. The increase in operating expenses related primarily to research and development for the introduction of the Niagara PowerStream Pro and other new products scheduled for release in 2006. Sales and marketing expenses have also increased to develop the greater demand for ViewCast products.
   Net loss from continuing and discontinued operations for the twelve months of 2005 was $3.1 million, or ($0.16) per share, compared to a net loss for 2004 of $2.8 million or ($0.17) per share. The 7.4 percent increase in net loss was primarily due to higher sales, marketing and development expenses. In addition, the negative impact from the net loss from discontinued operations was partially offset by a decrease in debt conversion expense related to the conversion of debentures in the second quarter of 2004 of $1,233,723 and the conversion of redeemable, convertible preferred stock in the first quarter of 2005 of $485,798.
   The EBITDA loss for the fiscal year of 2005 was $303,668 compared to an EBITDA loss of $60,403 in 2004.
   "Throughout 2005, sales in our Osprey and Niagara encoding systems experienced double-digit growth," said George Platt, chief executive officer of ViewCast Corporation. "Niagara and IVN systems sales increased more than 66 percent in the past year, and sales of the Osprey 230 and 560 high performance video capture cards have also increased substantially. Given our increase in sales and the initiatives management has undertaken to strengthen our balance sheet, 2006 promises to be a good year for ViewCast."

   2005 Business Highlights

   DCi Sale

   Effective November 18, 2005, the company completed the sale of Delta Computec, Inc. (DCi) to an affiliate of Desrosier & Co., a private investment group based in Greenwich, Conn. for a combination of $3 million in cash, $300,000 in contingent cash payments and the assumption of certain liabilities outlined in the agreement. Proceeds of the sale are being used to reduce debt and strengthen the company's balance sheet.

   Executive Changes

   On November 1, David Stoner was promoted to president and chief operating officer in charge of day-to-day management of the company. Stoner is responsible for sales and marketing, as well as retaining engineering and operations responsibilities.
   George Platt retains the CEO title and is focusing on strategic planning, investor relations and business development in addition to remaining an active member of the Board of Directors. Platt, along with Stoner and Laurie Latham, chief financial officer and senior vice president of finance and administration, will set the strategic direction and continue to build new business for ViewCast. Latham continues to report to Platt.

   About ViewCast Corporation

   ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
   Visit the company's Web site (http://www.viewcast.com) for more information.

   Safe Harbor Statement

   Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

   All trademarks are property of their respective holders.

   - Financial Table to Follow -



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                              (Unaudited)
              (In thousands -- except per share amounts)

                              Three Months Ended   Twelve Months Ended
                                   Dec. 31,             Dec. 31,
                              -------------------  -------------------
                                  2004      2005       2004      2005
                              --------- ---------  --------- ---------

Net sales                       $2,519    $3,268     $9,439   $11,559

Cost of sales                      955     1,464      3,685     4,865
                              --------- ---------  --------- ---------

Gross profit                     1,564     1,804      5,754     6,694

Total operating expenses         1,593     1,975      6,561     7,945
                              --------- ---------  --------- ---------

Operating loss                     (29)     (171)      (807)   (1,251)

Total other expense               (147)     (263)    (1,974)   (1,435)
                              --------- ---------  --------- ---------

Loss from continuing
 operations                      $(176)    $(434)   $(2,781)  $(2,686)

Income (loss) from
 discontinued operations           108      (484)       (64)     (342)

Income tax expense                  --       (28)        --       (28)
                              --------- ---------  --------- ---------

Net loss                          $(68)    $(946)   $(2,845)  $(3,056)
                              ========= =========  ========= =========

Preferred dividends               (215)     (206)      (909)     (819)
                              --------- ---------  --------- ---------

Net loss applicable to
common stockholders              $(283)  $(1,152)   $(3,754)  $(3,875)
                              ========= =========  ========= =========

Net loss per common share:
  from continuing operations    $(0.01)   $(0.04)    $(0.17)   $(0.14)
  from discontinued
   operations                       --        --         --     (0.01)
                              --------- ---------  --------- ---------
Basic and diluted               $(0.01)   $(0.04)    $(0.17)   $(0.15)
                              ========= =========  ========= =========

Weighted Average number of
common shares outstanding:      22,825    25,628     21,954    24,965



           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
              (In thousands -- except per share amounts)

                              Three Months Ended   Twelve Months Ended
                                   Dec. 31,             Dec. 31,
                              -------------------  -------------------
                                  2004      2005       2004      2005
                              --------- -------------------- ---------
From continuing and
 discontinued operations:

Net loss                          $(68)    $(946)   $(2,845)  $(3,056)

Depreciation and amortization      197       126        779       790

Total other and income tax
 expense                           152       751      2,006     1,962
                              --------- ---------  --------- ---------

EBITDA                            $281      $(69)      $(60)    $(304)
                              ========= =========  ========= =========




    CONTACT: ViewCast Corporation
             Mark Quigley, 972-488-7200
             mquigley@viewcast.com
             or
             Investor Contact:
             Michael A. Burns & Associates, Inc.
             Virginia L. Stuart, 214-521-8536
             Fax: 214-521-8599
             vstuart@mbapr.com